AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Rafael Arrillaga-Torréns, Jr.	Julie Tu - Investor Inquiries
Chairman, President and CEO	212/827-3776
Yadira R. Mercado	Marilynn Meek
Executive Vice-President, CFO	General Inquiries
787/751-7340	212/827-3773

EUROBANCSHARES, INC. REPORTS FINANCIAL RESULTS FOR THE FIRST
QUARTER ENDED MARCH 31, 2008

San Juan, Puerto Rico, May 1, 2008 - EuroBancshares, Inc. (Nasdaq: EUBK) (the “Company”) today reported its results for its first quarter ended March 31, 2008.

Net Income

EuroBancshares reported a net loss of $1.0 million, or $(0.06) per diluted share, for the first quarter ended March 31, 2008, compared with a net income of $502,000, or $0.02 per diluted share, and $1.3 million, or $0.06 per diluted share, for the quarters ended December 31, 2007 and March 31, 2007, respectively.

Return on Average Assets (ROAA) for the first quarter of 2008 was (0.15)%, compared to 0.08% and 0.21% for the quarters ended December 31, 2007 and March 31, 2007, respectively. Return on Average Common Equity (ROAE) for the first quarter of 2008 was (2.33)%, compared to 1.20% and 3.27% for the quarters ended December 31, 2007 and March 31, 2007, respectively.

Rafael Arrillaga-Torréns, Jr., Chairman of the Board, President and Chief Executive Officer said, “While the Puerto Rico economy continues to present significant challenges, and the United States economy is facing similar issues, it is noteworthy that our nonperforming assets remained essentially flat on a linked quarter basis.

“On the other hand, the dramatic reductions in interest rates mandated by the FED to stimulate the national economy impacted our interest income adversely. However, we ended the quarter on a positive note as our cost of funds commenced to reflect said interest reductions as we experienced lower funding costs in short-term borrowings and began to call our callable broker deposits.

“These modest achievements reflect our efforts to navigate the uncharted waters in certainly the most difficult economic times for the financial industry that we can recall.  Our philosophy during these times is to continue to work with our customers.  We believe that both they and we will benefit from taking a long-term view, which will most surely take us to a safe harbor.”

Net Interest Income

The Company reported total interest income of $42.6 million for the first quarter of 2008, compared to $44.3 million for the fourth quarter of 2007 and $42.3 million for the first quarter ended March 31, 2007. The decrease during the quarter ended March 31, 2008 when compared to the previous quarter was mainly driven by the net effect of decreased yields resulting from interest rate cuts of 200 basis points during the first quarter of 2008, partially offset by an increase in average interest-earning assets. The average interest yield on a fully taxable equivalent basis we received for interest-earning assets decreased to 7.09% during the quarter ended March 31, 2008, from 7.57% and 7.69% for the fourth quarter of 2007 and the quarter ended March 31, 2007, respectively. Average interest-earning assets increased to $2.633 billion for the quarter ended March 31, 2008, compared to $2.523 billion and $2.358 billion for the fourth quarter of 2007 and the first quarter ended March 31, 2007, respectively.

Total interest expense was $27.4 million for the quarter ended March 31, 2008, compared to $28.1 million and $25.3 million for the fourth quarter of 2007 and the first quarter ended March 31, 2007, respectively. The decrease during the quarter ended March 31, 2008 when compared to the previous quarter resulted also from the net effect of a decrease in the cost of funds, as explained further below, partially offset by an increase in average interest-bearing liabilities. The average interest rate on a fully taxable equivalent basis we paid for interest-bearing liabilities decreased to 5.13% during the quarter ended March 31, 2008, from 5.47% and 5.34% for the fourth quarter of 2007 and the first quarter ended March 31, 2007, respectively. Average interest-bearing liabilities increased to $2.414 billion for the quarter ended March 31, 2008, compared to $2.302 billion and $2.120 billion for the fourth quarter of 2007 and the quarter ended March 31, 2007, respectively.

Net interest margin and net interest spread on a fully taxable equivalent basis was 2.39% and 1.96% for the quarter ended March 31, 2008, respectively, compared to 2.58% and 2.10% for the fourth quarter of 2007, and 2.89% and 2.35% for the first quarter ended March 31, 2007. The decrease in net interest margin and net interest spread during the quarter ended March 31, 2008 when compared to the fourth quarter of 2007 and the first quarter ended March 31, 2007 was caused primarily by: (i) the reduction in interest rates by the Federal Reserve, which resulted in the reduction of the Prime Rate by 100 basis points during the last four months of 2007 and another 200 basis points during the first quarter of 2008; and (ii) the write-off of $463,000 in unamortized commissions related to $162.4 million in broker deposits that were called back during the first quarter of 2008. Although borrowing costs were influenced by the interest rate cuts, our broker deposits remained at higher levels, causing our borrowing costs to decrease at a lower pace. The fierce competition for core deposits on the Island and the fact that our broker deposits remained at higher levels made other short-term borrowings an attractive funding alternative. During the first quarter of 2008, the average interest rate on a fully taxable equivalent basis we paid for other borrowings decreased to 5.40%, from 6.57% and 7.00% for the fourth quarter of 2007 and the first quarter ended March 31, 2007, respectively. Average other borrowings increased to $559.9 million for the first quarter of 2008, compared to $438.5 million and $393.3 million for the fourth quarter of 2007 and the first quarter ended March 31, 2007, respectively.

Without the effect of the abovementioned write-off of $463,000 in unamortized commissions, net interest margin and spread on a fully taxable equivalent basis would have been 2.46% and 2.04%, respectively.

Provision for Loan and Lease Losses

The provision for loan and lease losses for the quarter ended March 31, 2008 was $7.8 million, or 82.09% of net charge-offs, compared to $5.3 million, or 136.69% of net charge-offs, for the same quarter in 2007, and $6.9 million, or 141.18% of net charge-offs, for the quarter ended December 31, 2007. The increase in our provision for loan and lease losses during the first quarter of 2008 when compared to the previous quarter was mainly caused by a deterioration in our commercial loans portfolio, which resulted in additional adjustments to the loss factors considered when determining the adequacy of our allowance for loan and lease losses. During the first quarter of 2008, the periodic evaluation of the allowance for loan and lease losses primarily considered the level of net charge-offs, delinquencies, related loss experience and overall economic conditions. Some of these factors are discussed further in the Loans and Asset Quality and Delinquency sections of this document.

Non-Interest Income

The Company’s non-interest income for the quarter ended March 31, 2008 increased to $3.6 million, from $2.4 million for the fourth quarter of 2007. The increase during the first quarter of 2008 when compared to the previous quarter was mainly due to a $1.1 million increase in gain on sale of loans, resulting from a $1.2 million gain on sale of $37.7 million of lease financing contracts in March 2008.

Non-interest income increased to $3.6 million for the quarter ended March 31, 2008, compared to $1.9 million for the same quarter in 2007. Such increase was mainly due to the combined effect of: (i) a $102,000 net loss on sale of repossessed vehicles during the first quarter of 2008, compared to a net loss of $446,000 for the same quarter in 2007; and (ii) a $1.2 million gain on sale of lease financing contracts in March 2008, as previously mentioned.

Non-Interest Expense

Non-interest expense for the quarter ended March 31, 2008 was $13.3 million, compared to $12.1 million for the same quarter in 2007. Such increase was mainly due to the combined effect of: (i) an increase of $345,000 in occupancy expenses for the quarter ended March 31, 2008 primarily related to a $209,000 increase in utilities, equipment maintenance, and data, communications, and security services, related to the expansion of our branch network, and $63,000 mainly related to the phasing-out of Telefónica Empresas (“TE”) for the premises we previously occupied, as part of the information technology outsourcing agreement we entered with TE in August 2007 (of which, once TE relocates to its own facilities, $27,000 will be paid as part of TE outsourcing fees); (ii) a $374,000 increase in professional services for the quarter ended March 31, 2008, which include an increase of $270,000 related to TE outsourcing fees (note that there was a reduction of $154,000 in related salaries and employee benefits, a reduction of $21,000 in related SOX expenses, both experienced during the first quarter of 2008, and estimated quarterly savings of $104,000 in other operational costs transferred to TE), and a $40,000 increase in regulatory examination fees as a consequence of our asset growth; (iii) a $388,000 increase in other expenses for the quarter ended March 31, 2008 mainly associated with municipal and other taxes, commissions and service fees on credit and debit cards, and other miscellaneous expenses; and (iv) a $194,000 increase in insurance expense mainly related to the FDIC’s insurance premium assessment, which, during fiscal year 2007, was net of a one time assessment credit of $669,000.

Non-interest expense increased to $13.3 million for the quarter ended March 31, 2008, compared to $11.5 million for the fourth quarter of 2007. Such increase was mainly due to the combined effect of: (i) a $1.5 million increase in salaries resulting mainly from a $1.0 million decrease in the bonus expense recorded during the fourth quarter of 2007, normal salary increases, and an increase in certain employees’ benefits, which are generally accrued at the beginning of the year; and (ii) a $190,000 increase in insurance expense, mainly related to the FDIC’s insurance premium assessment, as previously explained.

The efficiency ratio on a fully taxable equivalent basis for the quarter ended March 31, 2008 was 68.62%, compared to 63.98% for the quarter ended March 31, 2007, and 61.31% for the quarter ended December 31, 2007.

Income Tax Expense

Puerto Rico income tax law does not provide for the filing of a consolidated tax return; therefore, the income tax expense reflected in our consolidated income statement is the sum of our income tax expense and the income tax expenses of our individual subsidiaries. Our revenues are generally not subject to U.S. federal income tax.

For the quarter ended March 31, 2008, we recorded an income tax benefit of $1.2 million, compared to an income tax expense of $260,000 and an income tax benefit of $218,000 for the quarters ended March 31, 2007 and December 31, 2007, respectively. Our income tax benefit for the quarter ended March 31, 2008 was mainly caused by a deferred tax benefit of $1.2 million, as explained further below.

Our current income tax expense for the quarter ended March 31, 2008 decreased to $9,000, from $1.3 million for the same quarter in 2007, and $602,000 in the quarter ended December 31, 2007. These decreases in our current income tax expense were mainly due to a taxable loss in our banking subsidiary related to: (i) the recognition of charge-off on loans, for which specific allowances were previously determined; and (ii) a loss before income taxes of $2.2 million as of March 31, 2008, compared to income before taxes of $1.6 million and $284,000 for the quarters ended March 31, 2007 and December 31, 2007, respectively.

Our deferred tax benefit for the quarter ended March 31, 2008 increased to $1.2 million, from $1.1 million for the same quarter in 2007, and $820,000 in the quarter ended December 31, 2007. These increases were mainly due to the net effect of: (i) a decrease in the deferred tax assets primarily from a decrease in our allowance for loan and lease losses upon the recognition of charge-off on loans, as mentioned above; (ii) an increase in the deferred tax asset related to the net operating loss carryforward from the taxable loss in our banking subsidiary; and (iii) an increase in the deferred tax liability related to the new servicing asset in connection with the $37.7 million sale of lease financing contracts in March 2008, as previously mentioned.

As of March 31, 2008, we had net deferred tax assets of $12.1 million, compared to $10.9 million as of December 31, 2007. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities; projected future taxable income; our compliance with the Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes; and tax planning strategies in making this assessment. We believe it is more likely than not that the benefits of these deductible differences at March 31, 2008 will be realized.

Balance Sheet Summary and Asset Quality Data

Assets

Total assets increased to $2.794 billion as of March 31, 2008 from $2.751 billion as of December 31, 2007. The increase was mainly due to the net effect of: (i) a $31.9 million decrease in interest bearing deposits; (ii) a $14.6 million increase in securities purchased under agreements to resell; (iii) a $86.1 million increase in the investment securities portfolio; and (iv) a $21.8 million decrease in net loans, net of the $37.7 million sale of lease financing contracts, as previously mentioned. The decrease in interest bearing deposits was mainly associated to the increase in our investment portfolio. Details on investment securities and loan portfolio variances are discussed further below.

Investments

During the first quarter of 2008, the investment portfolio increased by approximately $86.1 million to $837.4 million from $751.3 million as of December 31, 2007.  This increase was primarily due to the net effect of:  (i) the purchase of $227.5 million in mortgage-backed securities, FHLB obligations, Puerto Rico government agencies obligations, and a corporate note; (ii) $111.3 million in US government agencies that matured or were called-back during the quarter; and (iii) prepayments of approximately $32.6 million on mortgage-backed securities and FHLB obligations.

Since 2007, we have been analyzing different market opportunities in an attempt to improve our investment portfolio’s average yield and to maintain an adequate average life. Similar to the second half of 2007, during the first quarter of 2008, the market continued to present some good investment opportunities as a result of the liquidity crises faced by financial institutions in the mainland, which has forced them to reduce their total assets by selling part of their investment securities portfolios at wider spreads. During the quarter ended March 31, 2008, we were able to purchase approximately $227.5 million in mortgage-backed securities, FHLB obligations, Puerto Rico government agencies obligations, and a corporate note, all with an estimated average life of approximately 4.5 years and an estimated average yield of 5.08%. Purchased mortgage-backed securities totaled $172.9 million and included approximately $101.4 million in mortgage back securities issued by US government sponsored enterprises, $1.5 million in collateralized mortgage obligations guaranteed by US government sponsored enterprises and $70.1 million in private label collateral mortgage obligations with FICO scores and loan-to-values similar to FNMA and FHLMC underwriting standards and characteristics. As of March 31, 2008, after the above-mentioned transactions, the estimated average maturity of the investment portfolio was approximately 5.1 years and the average yield was approximately 5.12%, compared to an estimated average maturity of 4.8 years and an average yield of 5.06% for the year ended December 31, 2007.

Loans

Total loans, net of unearned, decreased by $23.5 million, or 5.07% on an annualized basis, to $1.835 billion as of March 31, 2008, from $1.859 billion as of December 31, 2007. This decrease was mainly the net effect of: (i) a $56.2 million, or 58.35% annualized decrease in lease financing contracts from $385.4 million as of December 31, 2007 to $329.2 million as of March 31, 2008; (ii) a $12.8 million, or 4.67% annualized increase in commercial loans, from $1.095 billion as of December 31, 2007 to $1.108 billion as of March 31, 2008; (iii) a $11.5 million, or 22.54% annualized increase in construction loans, from $203.3 million as of December 31, 2007 to $214.8 million as of March 31, 2008; and (iv) a $10.9 million, or 40.22% annualized increase in residential mortgages, from $108.3 million as of December 31, 2007 to $119.2 million as of March 31, 2008.

The $56.2 million decrease in lease financing contracts includes the sale of $37.7 million in March 2008, as previously mentioned. From time to time, we sell lease financing contracts on a limited recourse basis to other financial institutions and, typically, we retain the right to service the leases we sell. In this sale, we retained the right to service the leases sold, surrendered control of the lease financing receivables, and accounted for the transaction as sale, recognizing a net gain of approximately $1.2 million.

The $12.8 million increase in commercial loans resulted from the net effect of an $18.3 million increase in commercial loans secured by real estate and a $5.5 million decrease in other commercial loans. As of March 31, 2008, commercial loans secured by real estate equaled $810.6 million, or 73.19% of total commercial loans. Out of the $810.6 million in commercial loans secured by real estate, $465.9 million have loan-to-values equal or lesser than 80%.

The $11.5 million increase in construction loans secured by real estate resulted from disbursements on loan commitments we made during or before last fiscal year, which were primarily related to loans for the construction of residential multi-family projects that, although private, are moderately priced or of the affordable type supported by government assisted programs, and other loans for land development and the construction of commercial real estate property. We did not grant any new construction loans during the first quarter of 2008.

Asset Quality and Delinquency

Non-performing assets consist of loans 90 days or more past due and still accruing interest, loans and leases on nonaccrual status, other real estate owned (“OREO”), and other repossessed assets. Non-performing assets remained at $111.6 million as of March 31, 2008 when compared to the fourth quarter of 2007. Non-performing assets as of March 31, 2007 amounted to $71.2 million.

Non-performing loans, which are comprised of loans 90 days or more past due and still accruing interest, and loans and leases on nonaccrual status, amounted to $98.3 million as of March 31, 2008, compared to $98.1 million as of December 31, 2007 and $59.3 million as of March 31, 2007. While non-performing loans remained stable during the first quarter of 2008 when compared to the fourth quarter of 2007, significant changes during the quarter included a $2.0 million increase in loans over 90 days past due still accruing interest and a $1.8 million decrease in nonaccrual loans.

The $2.0 million increase in loans over 90 days still accruing interest was mainly due to the net effect of a $748,000 increase in other commercial and industrial loans; a $1.1 million decrease in lease financing contracts; and a $2.4 million increase in overdrafts, of which approximately $1.3 million was covered as of April 24, 2008.

The $1.8 million decrease in nonaccrual loans was mainly attributable to a $1.4 million decrease in commercial loans.

Repossessed assets decreased to $13.3 million as of March 31, 2008, compared to $13.5 million as of December 31, 2007. Repossessed assets as of March 31, 2007 amounted to $11.9 million. The decrease during the quarter ended March 31, 2008 when compared to the previous quarter was mainly attributable to the net effect of: (i) a decrease of $884,000 in OREO resulting from the net effect of the sale of three properties and the foreclosure of three properties, including the sale of 18 land lots in the amount of $1.1 million, which had been repossessed to a commercial customer during the fourth quarter of 2007; and (ii) an increase of $685,000 in other repossessed assets, mainly in the inventory of repossessed boats.

Annualized net charge-offs as a percentage of average loans was 2.05% for the quarter ended March 31, 2008, compared to 1.05% for the fourth quarter of 2007, and 0.88% for the quarter ended March 31, 2007. Net charge-offs during the first quarter of 2008 included a $3.1 million partial charge-off to a commercial business relationship in the food retailing industry, for which a specific allowance had been previously determined.

Net charge-offs for the quarter ended March 31, 2008 were $9.5 million, compared to $4.9 million and $3.9 million for the quarters of December 2007 and March 2007, respectively. Net charge-offs for the quarter ended March 31, 2008, compared to the quarters ended December 31, 2007 and March 31, 2007 were as follows: (i) $3.5 in net charge-offs on commercial loans secured by real estate for the quarter ended March 31, 2008, which included the above-mentioned partial charge-off, compared to a net charge-off of $159,000 and a net recovery of $24,000 for the quarters ended December 31, 2007 and March 31, 2007; (ii) $2.8 million in net charge-offs on other commercial and industrial loans for the first quarter of 2008, compared to $1.4 million and $373,000 for the quarters ended December 31, 2007 and March 31, 2007, respectively; (iii) $585,000 in net charge-offs on consumer loans for the first quarter of 2008, compared to $385,000 and $403,000 for the quarters ended December 31, 2007 and March 31, 2007, respectively; (iv) $2.5 million in net charge-offs on lease financing contracts for the first quarter of 2008, compared to $2.8 for the fourth quarter of 2007 and $3.0 million for the quarter ended March 31, 2007; and (v) $162,000 in net charge-offs on other loans for the first quarter of 2008, compared to $48,000 and $134,000 in net charge-offs for the quarters ended December 31, 2007 and March 31, 2007, respectively.

Loans between 30 and 89 days past due and still accruing interest amounted to $128.5 million, $92.0 million, and $57.1 million for the quarters ended March 31, 2008, December 31, 2007 and March 31, 2007, respectively.

The increase in loans between 30 and 89 days past due and still accruing interest during the first quarter of 2008 when compared to the previous quarter was mainly due to the combined effect of an increase of $29.1 million in loans secured by real estate, a $4.9 million increase in other commercial and industrial loans, and a $2.3 million increase in lease financing contracts. The $29.1 million increase in the loans secured by real estate was mainly caused by three commercial business relationships with loan-to-values lesser than 80%, of which one was in the warehousing industry amounting to $14.6 million; another was in the construction industry amounting to $9.4 million; and the other was in the real estate industry amounting to $5.2 million. Two of these commercial business relationships amounting to $24.0 million became current as of April 24, 2008.

Allowance for Loan and Lease Losses

The allowance for loan and lease losses was $26.4 million as of March 31, 2008, compared to $28.1 million as of December 31, 2007, and $20.4 million as of March 31, 2007. The allowance for loan and lease losses is affected by net charge-offs, loan portfolio growth, and also by the provision for loan and lease losses for each related period, which was certainly impacted by the overall economic condition on the Island. Net charge-offs for the quarter ended March 31, 2008 increased to $9.5 million, from $4.9 million during the quarter ended December 31, 2007. Net charge-offs during the first quarter of 2008 included a $3.1 million partial charge-off to a commercial business relationship, for which, as mentioned before, a specific allowance had been previously determined. We believe that the allowance for loan and lease losses is adequate and it represents 1.44% of total loans as of March 31, 2008.

Deposits and Borrowings

Total deposits as of March 31, 2008 amounted to $1.967 billion, compared to $1.993 billion as of December 31, 2007. This $26.5 million decrease was mainly due to the net effect of: (i) a $56.7 million decrease in broker deposits; and (ii) a $24.9 million increase in jumbo time deposits. The fierce competition for core deposits on the Island continued during the first quarter of 2008. Because of this fierce competition for local deposits, and the fact that rates on broker deposits have remained at higher levels, other short-term borrowings result in an attractive funding alternative, lowering funding costs when compared to broker deposits and the unusually higher rates offered locally for time deposits. We decided to pursue the use of the other short-term borrowing alternatives in an attempt to control increases in our funding cost. As a result, other borrowings increased to $611.8 million as of March 31, 2008, from $547.5 million as of December 31, 2007.

Stockholders’ Equity

The Company’s stockholders’ equity increased to $182.2 million as of March 31, 2008, from $179.9 million as of December 31, 2007, representing an annualized increase of 5.07%. Besides earnings and losses from operations, the Company’s stockholders’ equity was impacted by an accumulated other comprehensive gain of $2.5 million and $1.1 million as of March 31, 2008 and December 31, 2007, respectively. In addition, the following items also impacted the Company’s stockholders’ equity:

•	the exercise of 250,862, 4,000, 50,000 and 357,000 stock options in February 2007, July 2007, January 2008 and March 2008, respectively, for a total of $3.2 million; and

•	the repurchase of 285,368 shares for $2.5 million during the second and third quarters of 2007 in connection with a stock repurchase program approved by the Board of Directors on May 31, 2007.

About EuroBancshares, Inc.

EuroBancshares, Inc. is a diversified financial holding company headquartered in San Juan, Puerto Rico, offering a broad array of financial services through its wholly-owned banking subsidiary, Eurobank; EBS Overseas, Inc., an international banking entity subsidiary of Eurobank; and its wholly-owned insurance agency, EuroSeguros.

Forward-Looking Statements

Statements concerning future performance, events, expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan volumes, the ability to expand net interest margin, loan portfolio performance, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in EuroBancshares’ most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management, which is subject to change. Although any such projections and the factors influencing them will likely change, the bank will not necessarily update the information, since management will only provide guidance at certain points during the year. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect our financial results are included in filings by EuroBancshares with the Securities and Exchange Commission.

EUROBANCSHARES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

March 31, 2008 and December 31, 2007

Assets	2008	2007
Cash and due from banks	$16,465,733	$15,866,221
Interest bearing deposits	400,000	32,306,909
Securities purchased under agreements to resell	34,494,833	19,879,008
Investment securities available for sale	793,244,021	707,103,432
Investment securities held to maturity	28,315,368	30,845,218
Other investments	15,819,700	13,354,300
Loans held for sale	3,424,816	1,359,494
Loans, net of allowance for loan and lease losses of $26,427,858 in 2008
and $28,137,104 in 2007	1,805,177,583	1,829,082,008
Accrued interest receivable	17,169,486	18,136,489
Customers’ liability on acceptances	143,243	430,767
Premises and equipment, net	33,364,986	33,083,169
Other assets	45,763,318	49,951,898
Total assets	$2,793,783,087	$2,751,398,913
Liabilities and Stockholders’ Equity
Deposits:
Noninterest bearing	$123,280,473	$120,082,912
Interest bearing	1,843,222,836	1,872,963,402
Total deposits	1,966,503,309	1,993,046,314
Securities sold under agreements to repurchase	565,723,000	496,419,250
Acceptances outstanding	143,243	430,767
Advances from Federal Home Loan Bank	25,440,183	30,453,926
Note payable to Statutory Trust	20,619,000	20,619,000
Accrued interest payable	19,095,768	17,371,698
Accrued expenses and other liabilities	14,059,032	13,139,809
	2,611,583,535	2,571,480,764
Stockholders’ equity:
Preferred stock:
Preferred stock Series A, $0.01 par value. Authorized 20,000,000
shares; issued and outstanding 430,537 in 2008 and 2007	4,305	4,305
Capital paid in excess of par value	10,759,120	10,759,120
Common stock:
Common stock, $0.01 par value. Authorized 150,000,000
shares; issued: 20,439,398 shares in 2008 and 20,032,398 shares in 2007;
outstanding: 19,500,315 shares in 2008 and 19,093,315 shares in 2007	204,394	200,324
Capital paid in excess of par value	109,999,191	107,936,531
Retained earnings:
Reserve fund	8,029,106	8,029,106
Undivided profits	60,600,032	61,789,048
Treasury stock, 939,083 shares at cost in 2008 and 2007	(9,910,458)	(9,910,458)
Accumulated other comprehensive gain	2,513,862	1,110,173
Total stockholders’ equity	182,199,552	179,918,149
Total liabilities and stockholders’ equity	$2,793,783,087	$2,751,398,913

EUROBANCSHARES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

For the three months March 31, 2008 and 2007, and the three months and year ended December 31, 2007

	Three Months Ended			Year Ended
	March 31,	December 31,	March 31,	December 31,
	2008	2007	2007	2007
Interest income:
Loans, including fees	$32,757,773	$35,703,774	$34,939,490	$143,360,450
Investment securities:
Taxable	2,643	2,694	3,749	12,152
Exempt	9,491,802	7,865,189	6,644,134	26,946,714
Interest bearing deposits, securities purchased under agreements to resell, and other	386,987	755,537	726,369	3,005,875
Total interest income	42,639,205	44,327,194	42,313,742	173,325,191
Interest expense:
Deposits	21,773,166	22,685,755	20,056,619	84,675,999
Securities sold under agreements to repurchase, notes payable, and other	5,632,698	5,398,934	5,197,125	20,794,338
Total interest expense	27,405,864	28,084,689	25,253,744	105,470,337
Net interest income	15,233,341	16,242,505	17,059,998	67,854,854
Provision for loan and lease losses	7,833,000	6,881,000	5,279,000	25,348,000
Net interest income after provision for loan and lease losses	7,400,341	9,361,505	11,780,998	42,506,854
Noninterest income:
Service charges – fees and other	2,423,374	2,401,774	2,254,720	9,584,533
Net loss on sale of repossessed assets and on disposition of other assets	(33,759)	(131,980)	(444,768)	(1,285,958)
Gain on sale of loans	1,235,195	140,478	112,758	379,622
Total noninterest income	3,624,810	2,410,272	1,922,710	8,678,197
Noninterest expense:
Salaries and employee benefits	5,578,914	4,041,718	5,735,170	19,890,373
Occupancy, furniture and equipment	2,942,768	2,858,220	2,597,434	10,898,988
Professional services	1,241,218	1,177,205	866,860	4,496,283
Insurance	646,591	456,264	452,268	1,865,353
Promotional	367,018	366,469	377,021	1,492,240
Other	2,489,195	2,588,351	2,101,070	9,581,605
Total noninterest expense	13,265,704	11,488,227	12,129,823	48,224,842
(Loss) Income before income taxes	(2,240,553)	283,550	1,573,885	2,960,209
(Benefit) provision for income taxes	(1,237,228)	(218,428)	259,848	(248,874)
Net (loss) income	$(1,003,325)	$501,978	$1,314,037	$3,209,083

Basic (loss) earnings per share	$(0.06)	$0.02	$0.06	$0.13

Diluted (loss) earnings per share	$(0.06)	$0.02	$0.06	$0.13

EUROBANCSHARES, INC. AND SUBSIDIARIES
OPERATING RATIOS AND OTHER SELECTED DATA
(Dollars in thousands, except share data)
Unaudited

	Quarter Ended
	March 31,		December 31,
	2008	2007	2007

Average shares outstanding - basic	19,172,524	19,226,953	19,093,315
Average shares outstanding - assuming dilution	19,230,376	19,499,692	19,127,598
Number of shares outstanding at end of period	19,500,315	19,374,683	19,093,315
Book value per common share	$8.79	$8.46	$8.86

Average Balances

Total assets	2,743,069	2,451,223	2,632,453
Loans and leases, net of unearned	1,865,993	1,759,147	1,850,847
Interest-earning assets (1)	2,632,947	2,357,974	2,523,453
Interest-bearing deposits	1,853,624	1,726,318	1,863,419
Other borrowings	559,888	393,274	438,474
Preferred stock	10,763	10,763	10,763
Shareholders' equity	183,211	171,681	178,199

Loan Mix

Loans secured by real estate
Commercial and industrial	810,618	739,981	792,309
Construction	214,805	142,191	203,344
Residential mortgage	115,772	85,258	106,947
Consumer	2,102	740	780
	1,143,297	968,170	1,103,380

Commercial and industrial	297,004	293,139	302,530
Consumer	54,806	60,523	57,745
Lease financing contracts	329,175	429,142	385,390
Overdrafts	6,637	6,666	6,850
Total	1,830,919	1,757,640	1,855,895

Deposit Mix

Noninterest-bearing deposits	123,280	132,375	120,083
Now and money market	61,556	62,239	60,893
Savings	129,997	151,992	131,604
Broker deposits	1,279,883	1,163,020	1,336,560
Regular CD's & IRAS	95,556	90,792	92,545
Jumbo CD's	276,231	224,145	251,361
Total	1,966,503	1,824,563	1,993,046

Financial Data

Total assets	2,793,783	2,432,777	2,751,399
Total investments	837,379	551,417	751,303
Loans and leases, net of unearned	1,835,030	1,761,488	1,858,579
Allowance for loan and lease losses	26,428	20,354	28,137
Total deposits	1,966,503	1,824,563	1,993,046
Other borrowings	611,782	395,743	547,492
Preferred stock	10,763	10,763	10,763
Shareholders' equity	182,200	174,771	179,918

EUROBANCSHARES, INC. AND SUBSIDIARIES
OPERATING RATIOS AND OTHER SELECTED DATA
(Dollars in thousands, except share data)
Unaudited

	Quarter Ended			Year Ended
	March 31,		December 31,	December 31,
	2008	2007	2007	2007

Dividends on preferred stock	186	184	188	745
Total interest income	42,639	42,314	44,327	173,325
Total interest expense	27,406	25,254	28,085	105,470
Provision for loan and lease losses	7,833	5,279	6,881	25,348
Services charges - fees and other	2,424	2,255	2,402	9,584
Net gain (loss) on sale of loans and other assets	1,201	(332)	8	(906)
Non-interest expense	13,266	12,130	11,488	48,225
(Tax benefit) income tax	(1,238)	260	(218)	(249)
Net (loss) income	(1,003)	1,314	501	3,209
Nonperforming assets	111,602	71,192	111,599	111,599
Nonperforming loans	98,267	59,261	98,065	98,065
Net charge-offs	9,542	3,862	4,874	16,148

Performance Ratios

Return on average assets (2)	(0.15)%	0.21%	0.08%	0.13%
Return on average common equity (3)	(2.33)	3.27	1.20	1.96
Net interest spread (4)	1.96	2.35	2.10	2.29
Net interest margin (5)	2.39	2.89	2.58	2.80
Efficiency ratio (6)	68.62	63.98	61.31	63.48
(Loss) earnings per common share - basic	$(0.06)	$0.06	$0.02	$0.13
(Loss) earnings per common share - diluted	(0.06)	0.06	0.02	0.13

Asset Quality Ratios

Nonperforming assets to total assets	3.99%	2.93%	4.06%	4.06%
Nonperforming loans to total loans	5.36	3.36	5.28	5.28
Allowance for loan and lease losses to total loans	1.44	1.16	1.51	1.51
Net loan and lease charge-offs to average loans	2.05	0.88	1.05	0.90
Provision for loan and lease losses to net loan and lease
charge-offs	82.09	136.69	141.18	156.97

(1)	Includes nonaccrual loans, which balance as of the periods ended March 31, 2008 and 2007, and December 31, 2007 was $67.2 million, $40.4 million, and $69.0 million, respectively.

(2)	Return on average assets (ROAA) is determined by dividing net income by average assets.

(3)	Return on average common equity (ROAE) is determined by dividing net income by average common equity.

(4)	Represents the average rate earned on interest-earning assets less the average rate paid on interest-bearing liabilities.

(5)	Represents net interest income on fully taxable equivalent basis as a percentage of average interest-earning assets.

(6)	The efficiency ratio is determined by dividing total noninterest expense by an amount equal to net interest income (fully taxable equivalent) plus noninterest income.

EUROBANCSHARES, INC. AND SUBSIDIARIES
NONPERFORMING ASSETS
(Dollars in thousands)
Unaudited

	For the periods ended
	March 31,	December 31,	March 31,
	2008	2007	2007

Loans contractually past due 90 days or
more but still accruing interest:	$31,071	$29,075	$18,827
Nonaccrual loans:	67,196	68,990	40,434
Total nonperforming loans	98,267	98,065	59,261
Repossessed property:
Other real estate	7,241	8,125	4,195
Other repossesed assets	6,094	5,409	7,736
Total repossessed property	13,335	13,534	11,931
Total nonperforming assets	$111,602	$111,599	$71,192

Nonperforming loans to total loans	5.36%	5.28%	3.36%
Nonperforming assets to total loans plus
repossessed property	6.04	5.96	4.01
Nonperforming assets to total assets	3.99	4.06	2.93

EUROBANCSHARES, INC. AND SUBSIDIARIES
NET CHARGE-OFFS
(Dollars in thousands)
Unaudited

	Quarter Ended					Year Ended
	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,
	2008	2007	2007	2007	2007	2007
Charge-offs:
Real estate secured	$3,515	$163	$-	$198	$11	$372
Other commercial and industrial	2,929	1,508	667	491	456	3,122
Consumer	649	494	435	310	460	1,699
Leases financing contracts	2,817	3,151	3,113	3,027	3,388	12,680
Other	164	60	194	5	139	398
Total charge-offs	10,074	5,376	4,409	4,031	4,454	18,271

Recoveries:
Real estate secured	$15	$4	$-	$13	$35	$52
Other commercial and industrial	142	62	27	147	83	319
Consumer	64	109	65	88	57	319
Leases financing contracts	309	315	342	341	412	1,410
Other	2	12	-	6	5	23
Total recoveries	532	502	434	595	592	2,123

Net charge-offs:
Real estate secured	$3,500	$159	$-	$185	$(24)	$320
Other commercial and industrial	2,787	1,446	640	344	373	2,803
Consumer	585	385	370	222	403	1,380
Leases financing contracts	2,508	2,836	2,771	2,686	2,976	11,270
Other	162	48	194	(1)	134	375
Total net charge-offs	$9,542	$4,874	$3,975	$3,436	$3,862	$16,148

Net charge-offs to average loans:
Real estate secured	1.25%	0.06%	-%	0.07%	(0.01)%	0.03%
Other commercial and industrial	3.64	1.90	0.85	0.47	0.51	0.94
Consumer	4.14	2.63	2.47	1.47	2.67	2.31
Leases financing contracts	2.69	2.88	2.71	2.54	2.73	2.71
Other	8.92	2.53	9.87	(0.05)	6.20	4.73
Total net charge-offs to average loans	2.05%	1.05%	0.87%	0.77%	0.88%	0.90%